EXHIBIT 11.1

CONSENT

OF

INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion, in this Annual Report on Form 1-K, of our report dated August 8, 2024 with respect to the balance sheet of Megola, Inc. (MGON) (the “Company”) as of March 31, 2024 and the related statement of operations, changes in stockholders’ equity and cash flows for the year ended March 31, 2024 and the related notes to the financial statements (collectively called the “financial statements”). We also consent to references to our firm in this regard in Form 1-K so being filed by the Company.

SetApart Accountancy Corp

August 12, 2024

Los Angeles, California